Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233663

Pricing Supplement dated April 16, 2021 (To ETF Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019, and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$550,000 Contingent Coupon Autocallable Notes Linked to the Worst Performing of the SPDR® S&P® Regional Banking ETF, the SPDR® S&P® Biotech ETF and the Technology Select Sector SPDR® Fund due April 19, 2024

•	The Contingent Coupon Autocallable Notes (the “notes”) will provide quarterly Contingent Coupon Payments of $35.40 per $1,000 principal amount (or 3.54% of the principal amount, equivalent to 14.16% per annum) until the earlier of maturity or automatic call if, and only if, the Closing Price of the Worst Performing Underlying on the applicable quarterly Coupon Determination Date is greater than or equal to its Coupon Barrier Price (70% of its Initial Price).

•	If the Closing Price of the Worst Performing Underlying on any quarterly Call Observation Date beginning on October 18, 2021 is greater than or equal to its Call Price (100% of its Initial Price), we will automatically call the notes and pay you on the applicable Call Payment Date the principal amount plus the applicable Contingent Coupon Payment. No further amounts will be owed to you.

•	If the notes have not been previously called, the Payment at Maturity will depend on the Closing Price of the Worst Performing Underlying on the Final Valuation Date (the “Final Price”) and will be calculated as follows:

a.	If the Final Price of the Worst Performing Underlying is greater than or equal to its Principal Barrier Price (70% of its Initial Price): (i) the principal amount plus (ii) the final Contingent Coupon Payment.

b.	If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price: (i) the principal amount plus (ii) the product of the principal amount multiplied by the Percentage Change of the Worst Performing Underlying. In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

•	The notes will not be listed on any securities exchange.

•	The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-8 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)(1)	Underwriting Discount (1)(2)	Proceeds to Issuer
Per Note	$1,000.00	$17.50	$982.50
Total	$550,000.00	$9,625.00	$540,375.00

(1)	Because certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their commissions or selling concessions, the price to public for investors purchasing the notes in these accounts will be $982.50 per note.

(2)	CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a commission of $17.50 (1.75%) per $1,000 principal amount of the notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-21 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is $950.60 per $1,000 principal amount of the notes, which is less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on April 21, 2021 against payment in immediately available funds.

CIBC World Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and the ETF Underlying Supplement dated December 16, 2019 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM and our other affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and CIBCWM are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us or CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073069/a19-25016_13424b2.htm

•	Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•	Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce

Reference Asset:	The worst performing of the SPDR® S&P® Regional Banking ETF (Bloomberg ticker: KRE) (the “KRE”), the SPDR® S&P® Biotech ETF (Bloomberg ticker: XBI) (the “XBI”), and the Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK) (the “XLK”) (each, a “Fund” and together, the “Funds”)

Principal Amount:	$1,000 per note

Aggregate Principal Amount:	$550,000

Term:	Approximately three years, unless previously called

Trade Date:	April 16, 2021

Original Issue Date:	April 21, 2021

Final Valuation Date:	April 16, 2024, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the underlying supplement.

Maturity Date:	April 19, 2024. The Maturity Date is subject to the Call Feature and may be postponed as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Contingent Coupon Payment:

On each Coupon Payment Date, you will receive a Contingent Coupon Payment of $35.40 per $1,000 principal amount (or 3.54% of the principal amount, equivalent to 14.16% per annum) if, and only if, the Closing Price of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price.

If the Closing Price of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date. If the Closing Price of the Worst Performing Underlying is less than its Coupon Barrier Price on all quarterly Coupon Determination Dates, you will not receive any Contingent Coupon Payments over the term of the notes.

Coupon Barrier Price:	$47.37 with respect to the KRE, $92.09 with respect to the XBI, and $100.31 with respect to the XLK, each of which is 70% of its Initial Price (rounded to two decimal places for the KRE and the XBI).

Coupon Determination Dates and Coupon Payment Dates:	Quarterly. Each Coupon Determination Date and the corresponding Coupon Payment Date are as set forth below:

Coupon Determination Dates*	Coupon Payment Dates**
July 16, 2021	July 21, 2021
October 18, 2021	October 21, 2021
January 18, 2022	January 21, 2022
April 18, 2022	April 21, 2022
July 18, 2022	July 21, 2022
October 17, 2022	October 20, 2022
January 17, 2023	January 20, 2023
April 17, 2023	April 20, 2023
July 17, 2023	July 20, 2023
October 16, 2023	October 19, 2023
January 16, 2024	January 19, 2024
April 16, 2024 (the Final Valuation Date)	April 19, 2024 (the Maturity Date)

* Each Coupon Determination Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the underlying supplement.

** Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.

Call Feature:

If the Closing Price of the Worst Performing Underlying on any Call Observation Date is greater than or equal to its Call Price, we will automatically call all the notes, and pay you on the applicable Call Payment Date your principal amount plus the applicable Contingent Coupon Payment otherwise due for that Call Observation Date.

If the notes are automatically called, they will cease to be outstanding on the related Call Payment Date, and no further payments will be made on the notes. You will not receive any notice from us if the notes are automatically called.

Call Price:	For each Fund, 100% of its Initial Price.

Call Observation Dates:	Quarterly. The Coupon Determination Dates beginning on October 18, 2021 and ending on January 16, 2024, each subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” in the underlying supplement.

Call Payment Dates:	Each Coupon Payment Date corresponding to a Call Observation Date.

Payment at Maturity:

If the notes have not been previously called, the Payment at Maturity will be based on the Final Price of the Worst Performing Underlying and will be calculated as follows:

•    If the Final Price of the Worst Performing Underlying is greater than or equal to its Principal Barrier Price:

Principal Amount + Final Contingent Coupon Payment

•    If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price:

Principal Amount + (Principal Amount × Percentage Change of the Worst Performing Underlying)

In this case, you will lose some or all of the principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

Percentage Change:	The “Percentage Change” with respect to each Fund, expressed as a percentage, is calculated as follows: Final Price – Initial Price Initial Price

Principal Barrier Price:	$47.37 with respect to the KRE, $92.09 with respect to the XBI, and $100.31 with respect to the XLK, each of which is 70% of its Initial Price (rounded to two decimal places for the KRE and the XBI).

Worst Performing Underlying:	On any Coupon Determination Date, including the Final Valuation Date, the “Worst Performing Underlying” is the Fund that has the lowest Closing Price on that date as a percentage of its Initial Price.

Initial Price:	$67.67 with respect to the KRE, $131.55 with respect to the XBI, and $143.30 with respect to the XLK, each of which was its Closing Price on the Trade Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.

Final Price:	For each Fund, its Closing Price on the Final Valuation Date.

Calculation Agent:	Canadian Imperial Bank of Commerce.

CUSIP/ISIN:	13605W3L3 / US13605W3L32

Fees and Expenses:	The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Fund relative to its Initial Price. We cannot predict the Closing Price of any Fund on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Funds or return on the notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Percentage Changes of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount to $1,000. The potential returns described below assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon Payments paid prior to maturity. The following table and examples are based on the following terms:

Principal Amount:	$1,000
Contingent Coupon Payment:	$35.40 (or 3.54% of the principal amount, equivalent to 14.16% per annum)
Hypothetical Initial Price of the Worst Performing Underlying:	$100
Hypothetical Principal Barrier Price of the Worst Performing Underlying:	$70 (70% of its Initial Price)

Hypothetical Final Price of the Worst Performing Underlying	Hypothetical Percentage Change of the Worst Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupon Payments Paid Prior to Maturity)
$200.00	100.00%	$1,035.40 (1)	3.54%
$175.00	75.00%	$1,035.40	3.54%
$150.00	50.00%	$1,035.40	3.54%
$125.00	25.00%	$1,035.40	3.54%
$100.00(2)	0.00%	$1,035.40	3.54%
$90.00	-10.00%	$1,035.40	3.54%
$80.00	-20.00%	$1,035.40	3.54%
$70.00(3)	-30.00%	$1,035.40	3.54%
$69.00	-31.00%	$690.00	-31.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment.

(2)	The hypothetical Initial Price of $100 used in these examples has been chosen for illustrative purposes only. The actual Initial Price of each Fund is set forth on page PS-4 of this pricing supplement.

(3)	This is the hypothetical Principal Barrier Price of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the notes assuming that the notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Percentage Change of the Worst Performing Underlying Is 50.00%.

Because the Final Price of the Worst Performing Underlying is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,035.40 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 3.54%)

= $1,035.40

Example 1 shows that the Payment at Maturity will be fixed at the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Underlying is at or above its Principal Barrier Price, regardless of the extent to which the price of the Worst Performing Underlying increases.

Example 2: The Percentage Change of the Worst Performing Underlying Is -20.00%.

Because the Final Price of the Worst Performing Underlying is greater than or equal to its Principal Barrier Price, the Payment at Maturity would be $1,035.40 per $1,000 principal amount, calculated as follows:

$1,000 + Final Contingent Coupon Payment

= $1,000 + ($1,000 × 3.54%)

= $1,035.40

Example 2 shows that the Payment at Maturity will equal the principal amount plus the final Contingent Coupon Payment when the Final Price of the Worst Performing Underlying is at or above its Principal Barrier Price, although the price of the Worst Performing Underlying has decreased moderately.

Example 3: The Percentage Change of the Worst Performing Underlying Is -75.00%.

Because the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, the Payment at Maturity would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × Percentage Change of the Worst Performing Underlying)

= $1,000 + ($1,000 × -75.00% )

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the Worst Performing Underlying from its Initial Price if its Final Price is less than its Principal Barrier Price. You may lose up to 100% of your principal amount at maturity. Even with any Contingent Coupon Payments, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be fully exposed to a decrease in the Worst Performing Underlying if the notes are not called and the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, even if the Final Prices of the other Underlyings have appreciated or have not declined below their respective Principal Barrier Prices.

INVESTOR SUITABILITY

The notes may be suitable for you if:

•	You believe that the Closing Price of each Fund will be at or above its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Underlying will be at or above its Principal Barrier Price.
•	You seek an investment with quarterly Contingent Coupon Payments of $35.40 per $1,000 principal amount (or 3.54% of the principal amount, equivalent to 14.16% per annum) until the earlier of maturity or automatic call, if, and only if, the Closing Price of the Worst Performing Underlying on the applicable Coupon Determination Date is greater than or equal to its Coupon Barrier Price.
•	You are willing to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price.
•	You are willing to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
•	You are willing to invest in the notes based on the fact that your maximum potential return is the sum of any Contingent Coupon Payments payable on the notes.
•	You are willing to forgo participation in any appreciation of any Fund.
•	You understand that the return on the notes will depend solely on the performance of the Worst Performing Underlying on each Coupon Determination Date and consequently, the notes are riskier than alternative investments linked to only one of the Funds or linked to a basket composed of the Funds.
•	You understand that the notes may be automatically called prior to maturity and that the term of the notes may be as short as six months, or you are otherwise willing to hold the notes to maturity.
•	You do not seek certainty of current income over the term of the notes.
•	You are willing to forgo dividends or other distributions paid on the Funds or securities held by the Funds.
•	You do not seek an investment for which there will be an active secondary market.
•	You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be suitable for you if:

•	You believe that the Closing Price of at least one Fund will be below its Coupon Barrier Price on most or all of the Coupon Determination Dates, and the Final Price of the Worst Performing Underlying will be below its Principal Barrier Price.
•	You believe that the Contingent Coupon Payments, if any, will not provide you with your desired return.
•	You are unwilling to lose a substantial portion or all of the principal amount of the notes if the notes are not called and the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price.
•	You are unwilling to accept the risk that you may not receive any Contingent Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.
•	You seek full payment of the principal amount of the notes at maturity.
•	You seek an uncapped return on your investment.
•	You seek exposure to the upside performance of any or each Fund.
•	You seek exposure to a basket composed of the Funds or a similar investment in which the overall return is based on a blend of the performances of the Funds, rather than solely on the Worst Performing Underlying.
•	You are unable or unwilling to hold the notes that may be automatically called prior to maturity, or you are otherwise unable or unwilling to hold the notes to maturity.
•	You seek certainty of current income over the term of the notes.
•	You want to receive dividends or other distributions paid on the Funds or securities held by the Funds.
•	You seek an investment for which there will be an active secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

Structure Risks

If the notes are not called, you may lose all or a substantial portion of the principal amount of your notes.

The notes do not guarantee any return of principal. The repayment of any principal on the notes at maturity depends on the Final Price of the Worst Performing Underlying. The Bank will only repay you the full principal amount of your notes if the Final Price of the Worst Performing Underlying is equal to or greater than its Principal Barrier Price. If the Final Price of the Worst Performing Underlying is less than its Principal Barrier Price, you will lose 1% of the principal amount for each percentage point that the Final Price of the Worst Performing Underlying is less than its Initial Price. You may lose a substantial portion or all of the principal amount. Even with any Contingent Coupon Payments, the return on the notes could be negative.

The automatic Call Feature limits your potential return.

If the notes are called, the payment on the notes on any Call Payment Date is limited to the principal amount plus the applicable Contingent Coupon Payment. In addition, if the notes are called, which may occur as early as the second Coupon Determination Date, the amount of coupon payable on the notes will be less than the full amount of coupon that would have been payable if the notes had not been called prior to maturity. If the notes are automatically called, you will lose the opportunity to continue to receive the Contingent Coupon Payments from the relevant Call Payment Date to the scheduled Maturity Date, and the total return on the notes could be minimal. Because of the automatic Call Feature, the term of your investment in the notes may be limited to a period that is shorter than the original term of the notes and may be as short as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

The notes do not provide for fixed payments of interest and you may receive no Contingent Coupon Payments on most or all of the Coupon Payment Dates.

On each Coupon Payment Date, you will receive a Contingent Coupon Payment if, and only if, the Closing Price of the Worst Performing Underlying on the related Coupon Determination Date is greater than or equal to its Coupon Barrier Price. If the Closing Price of the Worst Performing Underlying on any Coupon Determination Date is less than its Coupon Barrier Price, you will not receive any Contingent Coupon Payment on the related Coupon Payment Date, and if the Closing Price of the Worst Performing Underlying is less than its Coupon Barrier Price on each Coupon Determination Date over the term of the notes, you will not receive any Contingent Coupon Payments over the entire term of the notes.

You will not participate in any appreciation of any Fund and your return on the notes will be limited to the Contingent Coupon Payments paid on the notes, if any.

The Payment at Maturity will not exceed the principal amount plus the final Contingent Coupon Payment and any positive return you receive on the notes will be composed solely of the sum of any Contingent Coupon Payments received prior to and at maturity. You will not participate in any appreciation of any Fund. Therefore, if the appreciation of any Fund exceeds the sum of the Contingent Coupon Payments paid to you, if any, the notes will underperform an investment in securities linked to that Fund providing full participation in the appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in securities directly linked to the positive performance of the Funds.

Higher Contingent Coupon Payment or lower Principal Barrier Price are generally associated with Funds with greater expected volatility and therefore can indicate a greater risk of loss.

“Volatility” refers to the frequency and magnitude of changes in the price of a Fund. The greater the expected volatility with respect to a Fund on the Trade Date, the higher the expectation as of the Trade Date that the price of the Fund could close below its Principal Barrier Price on the Final Valuation Date, indicating a higher expected risk of loss on the notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier Price or a higher Contingent Coupon Payment) than for similar securities linked to the performance of the Funds with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Payment may indicate an increased risk of loss. Further, a relatively lower Principal Barrier Price may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of a Fund can change significantly over the term of the notes. The price of a Fund could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Funds and the potential to lose some or all of your principal at maturity.

The payments on the notes are not linked to the price of the Funds at any time other than the Coupon Determination Dates.

The payments on the notes will be based on the Closing Price of each Fund on the Coupon Determination Dates. Therefore, for example, if the Closing Price of a Fund declined as of a Coupon Determination Date below its Initial Price or Coupon Barrier Price, as applicable, the notes will not be called and the relevant Contingent Coupon Payment will not be payable. Similarly, if the Final Price of the Worst Performing Underlying declined as of the Final Valuation Date below its Principal Barrier Price, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the Closing Price of the Worst Performing Underlying prior to the Final Valuation Date. Although the actual price of a Fund at other times during the term of the notes may be higher than its Closing Price on a Coupon Determination Date, the payments on the notes will not benefit from the Closing Price of such Fund at any time other than the Coupon Determination Dates.

Reference Asset Risks

The notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Fund performs poorly, even if the other Fund performs favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Fund performs favorably. The notes are not linked to a basket composed of the Funds, where the better performance of one Fund could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on each Coupon Determination Date. As a result, the notes are riskier than an alternative investment linked to only one of the Funds or linked to a basket composed of the Funds. You should not invest in the notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

An investment in the notes is subject to risks associated with investing in stocks in the relevant sectors.

The stocks included in the Underlying Index for a Fund and that are generally tracked by such Fund are stocks of companies whose primary business is directly associated with a particular sector. Because the value of the notes is linked to the performance of the Worst Performing Underlying, an investment in the notes exposes investors to risks associated with investments in the stocks of companies in the relevant sectors. The value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the relevant sector than a different investment linked to a more broadly diversified group of underlying stocks. The factors described in the bullets below for each Fund could have an adverse effect on the Closing Price of the applicable Fund and, therefore, on the value of the notes.

•	The KRE: In addition to risks associated with the financial sector, the KRE will also be subject to risks associated with the regional banks. The performance of regional bank stocks may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Regional banks may also be subject to severe price competition. The regional banking industry is highly competitive and failure to maintain or increase market share may result in lost market share.

•	The XBI: The XBI may be adversely affected not only by the performance of the companies in the biotechnology industry in which it invests, but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the biotechnology industry. Biotechnology companies invest heavily in research and development, which may not necessarily lead to commercially successful products. These companies are also subject to significant governmental regulation, which may delay or inhibit the release of new products. Many biotechnology companies are dependent upon their ability to use and enforce intellectual property rights and patents. Any impairment of such rights may have adverse financial consequences. Biotechnology stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Biotechnology companies can be significantly affected by technological change and obsolescence, product liability lawsuits and consequential high insurance costs.

•	The XLK: Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the securities held by the XLK. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

In addition, the Funds are classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of companies. As a result, the Funds may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

Each Fund may not be representative of an investment in its sector.

Each Fund tracks companies in a particular sector of the U.S. equity market. However, the Funds do not represent a direct investment in their respective sectors. Each Fund consists of securities of companies whose primary lines of business are directly associated with its sector. As a result, the Fund Closing Price of a Fund will be influenced by a variety of economic, financial and other factors affecting companies in the relevant sector, some of which may be unrelated to the market and other conditions applicable to such sector. As a result, a Fund may not perfectly correlate with the performance in its sector and the Fund Closing Price of such Fund could decrease even if the performance of its sector as a whole increases.

The XLK no longer provides exposure to the communication services sector.

The XLK seeks to track the Technology Select Sector Index. In September 2018, the Technology Select Sector Index was reconstituted to eliminate the telecommunication services industry group, the internet software & services sub-industry, the home entertainment software sub-industry and companies operating online marketplaces for consumer products and services. We refer to the stocks of such companies as “communication services stocks.” The XLK implemented changes to its portfolio by divesting communication services stocks representing nearly 25% of its net asset value. As a result, the XLK no longer holds any communication services stocks. Consequently, the XLK is less diversified, and is more concentrated in its sector, than it was before these changes to its portfolio. These changes represent a significant change in the nature and holdings of the XLK and could adversely affect the performance of the XLK and, in turn, your return on the notes.

The performance of a Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, especially during periods of market volatility.

Although a Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Conflicts of Interest

Certain business, trading and hedging activities of us, the agent, and our other affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, the agent, and our other affiliates may engage in trading and other business activities related to a Fund or any of its underlying assets that are not for your account or on your behalf. We, the agent, and our other affiliates also may issue or underwrite other financial instruments with returns based upon a Fund. These activities may present a conflict of interest between your interest in the notes and the interests that we, the agent, and our other affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the price of any Fund or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, the agent and our other affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through the agent, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the price of a Fund and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, the agent, and our other affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, the agent, one or more of our other affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agent, our other affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, the agent, our other affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Fund has occurred and make a good faith estimate in its sole discretion of the Closing Price for an affected Fund if the relevant Coupon Determination Date is postponed to the last possible day, and make certain anti-dilution adjustments with respect to a Fund if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Funds” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Tax Risks

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Certain U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences – Canadian Taxation” in the prospectus.

General Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes is lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Funds, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the Trade Date, and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity or automatic call.

INFORMATION REGARDING THE FUNDS

The information below are brief descriptions of each Fund. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Information provided to or filed with the SEC by each Fund pursuant to the Securities Act and the Investment Company Act can be located by reference to that Fund’s SEC file numbers, through the SEC’s website at www.sec.gov. In addition, information about the Funds may be obtained from other sources including, but not limited to, the websites of their sponsors. We are not incorporating by reference into this pricing supplement the websites or any materials they include. None of us, CIBCWM or any of our other affiliates makes any representation that such publicly available information regarding the Funds is accurate or complete.

The SPDR® S&P® Regional Banking ETF

The KRE is an investment portfolio maintained and managed by SSgA Funds Management, Inc. The inception date of the KRE is June 19, 2006. The KRE is an exchange traded fund that trades on NYSE Arca under the ticker symbol “KRE.” The KRE’s SEC file numbers are 333-57793 and 811-08839.

The KRE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Regional Banks Select Industry Index (the “SPSIRBK”). The SPSIRBK represents the regional banks segment of the S&P Total Market Index™ (the “S&P TM Index”), an index that measures the performance of the U.S. equity market.

The returns of the KRE may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The KRE utilizes a “replication” investment approach in attempting to track the performance of the SPSIRBK. The KRE typically invests in substantially all of the securities which comprise the SPSIRBK in approximately the same proportions as the SPSIRBK. The KRE will normally invest at least 80% of its total assets in the common stocks that comprise the SPSIRBK.

The S&P® Regional Banks Select Industry Index

The SPSIRBK is an equally-weighted index that is designed to measure the performance of the regional banks sub-industry portion of the S&P TM Index based on the Global Industry Classification Standards (“GICS®”). The S&P TM Index includes all U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX. The SPSIRBK primarily includes companies in the regional banks sub-industry. Each of the component stocks in the SPSIRBK is a constituent company within one of the foregoing sub-industries of the S&P TM Index.

The SPSIRBK is one of the S&P Select Sector Indices each of which track a different sub-industry or group of sub-industries but follow the same methodology for index eligibility, index construction and calculations. For additional information regarding the methodology of the SPSIRBK, see the description of a related S&P Select Sector Index under “The SPDR® S&P® Oil & Gas Exploration & Production ETF—Description of the S&P® Oil & Gas Exploration & Production Select Industry® Index” beginning on page S-43 of the underlying supplement. For purposes of that description, references to “SPSIOP” should be replaced with “SPSIRBK.”

The SPDR® S&P® Biotech ETF

The XBI is an investment portfolio maintained and managed by SSgA Funds Management, Inc. The inception date of the XBI is January 31, 2006. The XBI is an exchange traded fund that trades on NYSE Arca under the ticker symbol “XBI.” The XBI’s SEC file numbers are 333-57793 and 811-08839.

The XBI seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Biotechnology Select Industry Index (the “SPSIBI”). The SPSIBI represents the biotechnology sub-industry portion of the S&P TM Index, an index that measures the performance of the U.S. equity market.

The returns of the XBI may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The XBI utilizes a “replication” investment approach in attempting to track the performance of the SPSIBI. The XBI typically invests in substantially all of the securities which comprise the SPSIBI in approximately the same proportions as the SPSIBI. The XBI will normally invest at least 80% of its total assets in the common stocks that comprise the SPSIBI.

The S&P® Biotechnology Select Industry Index

The SPSIBI is an equally-weighted index that is designed to measure the performance of the biotechnology sub-industry portion of the S&P TM Index based on the Global Industry Classification Standards (“GICS®”). The S&P TM Index includes all U.S. common equities listed on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA, or Cboe EDGX. The SPSIBI primarily includes companies in the biotechnology sub-industry and, if fewer than the minimum number of stocks are selected from its primary sub-industry, may include companies in the following supplementary sub-industry: the life sciences tools & services sub-industry. Each of the component stocks in the SPSIBI is a constituent company within one of the foregoing sub-industries of the S&P TM Index.

The SPSIBI is one of the S&P Select Sector Indices each of which track a different sub-industry or group of sub-industries but follow the same methodology for index eligibility, index construction and calculations. For additional information regarding the methodology of the SPSIBI, see the description of a related S&P Select Sector Index under “The SPDR® S&P® Oil & Gas Exploration & Production ETF—Description of the S&P® Oil & Gas Exploration & Production Select Industry® Index” beginning on page S-43 of the underlying supplement. For purposes of that description, references to “SPSIOP” should be replaced with “SPSIBI.”

The Technology Select Sector SPDR® Fund

The XLK seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Technology Select Sector Index (the “IXT”). The XLK is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLK.” The XLK’s SEC file numbers are 333-57791 and 811-08837.

The IXT seeks to provide an effective representation of the information technology sector of the S&P 500® Index. The IXT includes companies from the following industries: technology hardware, storage and peripherals; software; communications equipment; semiconductors and semiconductor equipment; IT services; and electronic equipment, instruments and components.

See “Reference Sponsors and Fund Descriptions—The Select Sector SPDR® Funds” beginning on page S-34 of the accompanying underlying supplement for additional information about the XLK.

Historical Performance of the Funds

The following graphs set forth daily Closing Prices of the Funds for the period from January 1, 2016 to April 16, 2021. On April 16, 2021, the Closing Price of the KRE was $67.67, the Closing Price of the XBI was $131.55, and the Closing Price of the XLK was $143.30. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of a Fund should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Fund at any time during the term of the notes, including the Coupon Determination Dates. We cannot give you assurance that the performance of the Funds will result in any positive return on your investment.

Historical Performance of KRE

Source: Bloomberg
Historical Performance of XBI

Source: Bloomberg

Historical Performance of XLK

Source: Bloomberg

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the notes. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus. It does not apply to U.S. Holders subject to special rules including holders subject to Section 451(b) of the Code.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year. Although the tax treatment of the Contingent Coupon Payments is unclear, we intend to treat any Contingent Coupon Payments, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is held by a Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any of the entities whose stock is held by a Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is held by a Fund and consult your tax advisor regarding the possible consequences to you if any of the entities whose stock is held by a Fund is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Fund or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Fund or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM may receive a commission of $17.50 (1.75%) per $1,000 principal amount of the notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The price to public for notes purchased by certain fee-based advisory accounts will be 98.25% of the principal amount of the notes. Any sale of a note to a fee-based advisory account at a price to public below 100.00% of the principal amount will reduce the agent’s commission specified on the cover page of this pricing supplement with respect to such note. The price to public paid by any fee-based advisory account will be reduced by the amount of any fees assessed by the dealers involved in the sale of the notes to such advisory account but not by more than 1.75% of the principal amount of the notes.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(ii)	a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe for the notes.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes is lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes is lower than the initial issue price (price to public) of the notes” in this pricing supplement.

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.